James D. A. Holley & Co., P. A.
Tallahassee, Florida

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post Effective Amendment No. 2 to the Registration Statement No. 333-141191 of Pro Financial Holdings, Inc. of our report dated March 24, 2009, relating to the financial statements of Pro Financial Holdings, Inc.  We also consent to the reference to us under the heading “Experts” in the Prospectus.

James D. A. Holley & Co., P. A.

/s/ James D. A. Holley & Co., P.A.

September 14, 2009